EXHIBIT 23.6

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Post-Effective Amendment No. 2 to Registration Statement on Form S-1 of our report dated November 30, 2004 relating to the financial statements of Mewbourne Development Corporation, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas
May 24, 2005